EXHIBIT 3.1(c)

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF LIMITED PARTNERSHIP

OF

CITIGROUP ENERGY ADVISORS PORTFOLIO L.P.

This Amendment to the Certificate of Limited Partnership of CITIGROUP ENERGY ADVISORS PORTFOLIO L.P. (the “Partnership”), dated as of September 24, 2009, has been duly executed as is being filed by the undersigned, as an authorized person, to amend the Certificate of Limited Partnership, as amended, in accordance with Section 17-202 of the Delaware Revised Uniform Limited Partnership Act.

WHEREAS, the name under which the Partnership was originally formed is “Citigroup Energy Advisors Portfolio L.P.”;

WHEREAS, the original Certificate of Limited Partnership of the Partnership (the “Original Certificate”) was filed with the Secretary of State of the State of Delaware on January 30, 2006;

WHEREAS, the Partnership has changed its name from Citigroup Energy Advisors Portfolio L.P. to Energy Advisors Portfolio L.P.;

WHEREAS, the Partnership’s general partner has changed its name from Citigroup Managed Futures LLC to Ceres Managed Futures LLC.

NOW, THEREFORE, in consideration of the foregoing, the text of the Original Certificate, as amended, is hereby amended as follows:

The Article “FIRST” is hereby deleted in its entirety and, in lieu thereof, is inserted the following:

“FIRST: The name of the Limited Partnership is Energy Advisors Portfolio L.P. (the “Partnership”)”

The Article “THIRD” is hereby deleted in its entirety and, in lieu thereof, is inserted the following:

“THIRD: The name and business address of the sole general partner is:

Ceres Managed Futures LLC

55 East 59th Street, 10th Floor

New York, NY 10022”

[THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the undersigned has executed this Amendment to the Certificate of Limited Partnership as of the date first above written.

By:	Ceres Managed Futures LLC, General Partner

By:	/s/ Jennifer Magro
Jennifer Magro Authorized Person